UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person
     Turner, William V.
     925 St. Andrews Circle
     Springfield, MO  65809

2. Issuer Name and Ticker or Trading Symbol
     Great Southern Bancorp, Inc.  GSBC

3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Month/Year
     October 1998

5. If Amendment, Date of Original (Month/Year)
     N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (X) Director   (X) 10% Owner   (X) Officer (give title below)
     ( ) Other (specify below)
     Chairman of the Board, CEO & President

7. Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person


Table I -- Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1.Title of Security   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A) | 5.Amount of     | 6.Qwner-       | 7.Nature of
                      |   Date        |   Code        |   or Disposed (D)         |   Securities    |  ship          |   Indirect
                      |   (Month/     |               |                           |   Beneficially  |  Form:         |   Beneficial
                      |     Day/      |               |          | (A) or |       |   Owned at End  |  Direct (D) or |   Owner-
                      |     Year)     |  Code |   V   |  Amount  |   (D)  | Price |   of Month      |  Indirect (I)  |   ship
                      |               |       |       |          |        |       |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |               |       |       |          |        |       |   142,889       |     D          |
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Common Stock,         |               |       |       |          |        |       |                 |                |Turner Family
      $.01 par value  |               |       |       |          |        |       |   524,334       |     I          |  Ltd Ptrshp
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock          |               |       |       |          |        |       |                 |                | # Spouse's
      $.01 par value  |               |       |       |          |        |       |    32,117       |     I          |     IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock          |               |       |       |          |        |       |                 |                |
      $.01 par value  |               |       |       |          |        |       |     1,500       |     I          | # Spouse
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                      |               |       |       |          |        |       |                 |                |
                      |               |       |       |          |        |       |                 |                |
-----------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.Title of  | 2.Conversion| 3.Trans-|4.Trans-|5.Number of|  6.Date Exer-   |7.Title and Amount| 8.Price| 9.Number|10.Owner-|11.
  Derivative| or Exercise | action  | action | Derivative|  cisable and    |  of Underlying   |  of    |of deriv-| ship    | Nature
  Security  | Price of    |  Date   |  Code  | Securities|  Expiration     |   Securities     | Deriv- | ative   | Form of | of
            |   Deriv-    |         |        |Acquired(A)|   Date          |                  | ative  | Secur-  | Deriv-  | In-
            |   Ative     |(Month/  |        |Disposed(D)|   (Month/       |                  | Secur- | ities   | ative   | direct
            |   Security  |  Day/   |        |   of (D)  |    Day/         |                  | ity    | Bene-   | Secur-  | Owner-
            |             |  Year)  |        |           |    Year)        |                  |        | Ficially| ity:    | ship
            |             |         |        |           |                 |                  |        | Owned at| Direct  |
            |             |         |        |           | Date   |Expira- | Title  |Amount or|        | End of  | (D) or  |
            |             |         |    |   |     |     | Exer-  |tion    |        |Number of|        | Month   |Indirect |
            |             |         |Code| V | (A) | (D) |cisable | Date   |        | Shares  |        |         |  (I)    |
-----------------------------------------------------------------------------------------------------------------------------------
Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase) | 24.3375     |09-06-98 | A  |   |1,250|     |09-06-99|09-06-03| Stock  |         |        |         |         |
-----------------------------------------------------------------------------------------------------------------------------------
Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase  | 24.3375     |09-06-98 | A  |   |1,250|     |09-06-00|09-06-03| Stock  |         |        |         |         |
-----------------------------------------------------------------------------------------------------------------------------------
Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase  | 24.3375     |09-06-98 | A  |   |1,250|     |09-06-01|09-06-03| Stock  |         |        |         |         |
-----------------------------------------------------------------------------------------------------------------------------------
Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase  | 24.3375     |09-06-98 | A  |   |1,250|     |09-06-02|09-06-03| Stock  |         |        | 100,652 | D       |
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            |             |         |    |   |     |     |        |        |        |         |        |         |         |
            |             |         |    |   |     |     |        |        |        |         |        |         |         |
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
Explanation of Responses:

# Mr. Turner may be deemed to beneficially own certain shares held by his wife, Ann S. Turner. Beneficial ownership of such shares is disclaimed.





 /s/ Richard L. Wilson                             11-11-98
--------------------------------------------       --------
Signature of Reporting Person                       Date
  (Richard L. Wilson, attorney-in-fact
    For William V. Turner)